Exhibit 16.1

[LETTERHEAD OF AMPER, POLITZINER & MATTIA, P.C.]

June 5, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: Dag Media, Inc.

We have read the statements that we understand Dag Media, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements under Item 4.01.

Amper, Politziner & Mattia, P.C.